Exhibit 99.1

Clarus Confirms Receipt of Non-Binding Indication of Interest

Regarding Precision Sport Segment

SALT LAKE CITY, Utah – September 19, 2023 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor and consumer enthusiast markets, today confirmed the receipt of a non-binding indication of interest from Warren B. Kanders to acquire the Company’s Precision Sport segment, which is comprised of the Company’s Sierra Bullets, L.L.C. and Barnes Bullets – Mona, LLC subsidiaries, through an affiliated entity (the “Buyer”), for approximately $160 million on a cash-free, debt-free basis (the “Buyer’s Proposal”), the terms of which are more fully set forth in the complete text of the Buyer’s Proposal, included as Exhibit 1 to Mr. Kanders’ statement of beneficial ownership on Schedule 13D/A as publicly filed on September 18, 2023 with the U.S. Securities and Exchange Commission. Mr. Kanders is the Company’s Executive Chairman of the Board of Directors (the “Board”).

In response to the Buyer’s Proposal, the Board formed a special committee of the Board comprised of independent directors (the “Special Committee”) to review and evaluate the Buyer’s Proposal and any alternative proposals that may be available to the Company, including the possibility of rejecting the Buyer’s Proposal and/or any alternative proposals. The Special Committee has been empowered, among other things, to retain financial advisors and counsel to assist it in its directive from the Board.

Separately, Keith Enlow, President of the Company’s Precision Sport segment, has advised the Company that he will resign his position effective September 29, 2023 in order to pursue other opportunities. Michael J. Yates, the Company’s Chief Financial Officer, will serve as interim President of the Company’s Precision Sport segment until a successor is hired and formally appointed.

There can be no assurance that any definitive agreement will result from the Buyer’s Proposal or that any transaction will be consummated with the Buyer or any other third party. The Company and the Special Committee do not intend to comment further about the Buyer’s Proposal unless and until they deem further disclosure is appropriate.

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leading designer, developer, manufacturer and distributor of best-in-class outdoor equipment and lifestyle products focused on the outdoor and consumer enthusiast markets. Our mission is to identify, acquire and grow outdoor “super fan” brands through our unique “innovate and accelerate” strategy. We define a “super fan” brand as a brand that creates the world’s pre-eminent, performance-defining product that the best-in-class user cannot live without. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, MAXTRAX®, Sierra®, and Barnes® brand names through outdoor specialty and online retailers, our own websites, distributors, and original equipment manufacturers. Our portfolio of iconic brands is well-positioned for sustainable, long-term growth underpinned by powerful industry trends across the outdoor and adventure sport end markets. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.rhinorack.com, www.maxtrax.com.au, www.sierrabullets.com, www.barnesbullets.com, www.pieps.com, or www.goclimbon.com.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release, include, but are not limited to, the Company’s potential responses to the Buyer’s Proposal, the exploration of strategic alternatives by the Company, the potential impact of the Buyer’s Proposal on our business, results of operations, and financial condition, as well as those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

Michael J. Yates

Chief Financial Officer

Tel 1-801-993-1304

mike.yates@claruscorp.com

Investor Relations Contact:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

CLAR@gateway-grp.com